UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2018

First Commonwealth Financial Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-11138	25-1428528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Philadelphia Street, Indiana, PA	15701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 349-7220

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2018, the Compensation & Human Resources Committee (the “Committee”) of the Board of Directors of First Commonwealth Financial Corporation (the “Company”) approved an Annual Incentive Plan for 2018 (“AIP”) and a Long-Term Incentive Plan for 2018 through 2020 and awards under the AIP and LTIP to the Company’s named executive officers (“NEOs”). The awards under the AIP and LTIP are subject to the Company’s Amended and Restated Incentive Compensation Plan (the “Plan”).

Annual Incentive Plan

Under the AIP, each NEO has the opportunity to earn a cash award equal to a percentage of his or her base salary subject to the attainment of corporate performance goals and, in the case of risk management executives, an individual performance component, for the 2018 fiscal year.

The performance goals under the AIP and their weightings are as follows:

Measure	CEO & Other Participant Weightings	Risk Management Participant Weightings[1]
Core ROA	25%	15%
Core EPS	50%	40%
Core Efficiency Ratio	25%	15%
Individual performance component	N/A	30%
________________
1 Risk Management participants includes the Chief Credit Officer, Chief Risk Officer and Chief Audit Executive.

The AIP establishes “threshold,” “target” and “superior” levels of performance for each goal and a target award opportunity that is expressed as a percentage of the participant’s base salary. Performance at the threshold level would result in a payout equal to 25% of the target award; performance at the target level would result in a payout equal to 100% of the target award; and performance at the superior level would result in a payout equal to 150% of the target award. Payout percentages are interpolated if actual corporate performance for a goal falls between threshold and target or between target and superior levels. In addition, the Committee has the discretion to increase or decrease an executive’s incentive payment by up to 25 percentage points, not to exceed the maximum payout of 150% of target.

The following table sets forth the estimated target award for each NEO under the AIP based on current salaries:

Officer	Target Award
T. Michael Price	$260,700
James R. Reske	$156,000
Jane Grebenc	$175,200
Brian G. Karrip	$147,200
Norman J. Montgomery	$97,500

Long-Term Incentive Plan

Under the LTIP, each participating executive was awarded time-based and performance-based restricted stock units. The time-based units will vest on February 22, 2021, subject to continued service by the executive through the vesting date. The performance-based units are subject to vesting based on the attainment of the following equally-weighted corporate performance goals: (1) core return on tangible common equity compared to peers (“Relative ROTCE”), and (2) total return to shareholders compared to peers (“Relative TRS”).

The time-based restricted stock units and target performance-based restricted stock unit awards for each NEO under the LTIP are as follows:

Officer	Time-Based Restricted Stock Units	Target Performance-Based Restricted Stock Units
T. Michael Price	8,450	8,450
James R. Reske	5,550	5,550
Jane Grebenc	6,250	6,250
Brian G. Karrip	5,250	5,250
Norman J. Montgomery	3,500	3,500

For the Relative ROTCE and Relative TRS performance goals, the LTIP establishes “threshold,” “target” and “superior” levels of performance for each goal. Performance at the threshold level would result in a payout equal to 40% of the target share award; performance at the target level would result in a payout equal to 100% of the target share award; and performance at the superior level would result in a payout equal to 200% of the target share award. Awards are interpolated if actual corporate performance for a goal falls between threshold and target or between target and superior levels.

Unless otherwise determined by the Committee, all awards under the LTIP are forfeited if a NEO separates from service (as defined in the Plan) prior to December 31, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2018
FIRST COMMONWEALTH FINANCIAL CORPORATION

By:    /s/ James R. Reske
Name: James R. Reske
Title: Executive Vice President, Chief
Financial Officer and Treasurer